Exhibit 4.38

Execution Version

THIS SHARE TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of this May 28, 2018 by and between

(1)	Jumei International Holding Limited, an exempted company incorporated under the laws of Cayman Islands, whose registered office is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Seller”); and

(2)	Taobao China Holding Limited, a limited liability company incorporated under the laws of Hong Kong, whose registered office is located at 26th Floor, Tower One, Time Square, 1 Matheson Street, Causeway Bay, Hong Kong (the “Buyer”).

Each of the parties listed above is referred to as herein individually as a “Party” and collectively as the “Parties.”

RECITALS

(A)	The Seller is the legal and beneficial owner of 5,474,245 Ordinary Shares of BabyTree Group, an exempted company incorporated under the laws of Cayman Islands with limited liability, whose registered office is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”).

(B)	The Seller wishes to sell the Sale Shares to the Buyer and the Buyer wishes to acquire the Sale Shares in accordance with the conditions set forth below.

(C)	On or about the same date of this Agreement, the Buyer entered into a share subscription agreement (the “Subscription Agreement”) with the Company and certain other parties thereto, pursuant to which the Buyer agrees to subscribe for, and the Company agrees to issue and allot 4,404,799 Ordinary Shares (“Purchase Shares”) of the Company to the Buyer.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Construction

1.1	Definitions

As used in this Agreement, the following terms have the following meanings:

“Agreement” means this share transfer agreement.

“Buyer” has the meaning set out in the above parties section.

“Company” has the meaning set out in the above Recitals.

“Dispute” has the meaning set out in clause 14.2(a) of this Agreement.

“Hong Kong” means Hong Kong Special Administrative Region of the People Republic of China.

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“Holdback Amount” has the meaning set out in the clause 3.

“HKIAC” means Hong Kong International Arbitration Centre.

“Ordinary Shares” means ordinary shares in the issued share capital of the Company, each with a par value of US$0.0001 per share.

“Party” and “Parties” have the meaning set out in the above parties section. “Purchase Price” shall have the meaning given to such expression in clause 3.

“Request for Consultation” shall have the meaning given to such expression in clause 14.2(a).

“Sale Shares” shall have the meaning given to such expression in clause 2.

“Seller” has the meaning set out in the above parties section.

“Subscription Agreement” has the meaning set out in the above Recitals.

“Transfer Date” has the meaning set out in clause 2 of this Agreement.

“US$” or “United States Dollars” means United States Dollars or the lawful currency of the United States of America for the time being.

1.2	References

In this Agreement:

(a)	any reference to any agreement is to be construed as a reference to such agreement as it may be amended, supplemented, modified or extended from time to time, whether before or after the date hereof;

(b)	a reference to a person or persons is, where relevant, deemed to be a reference to or to include their respective successors, permitted assignees or transferees, as appropriate;

(c)	reference to clauses and schedules are references to, respectively, clauses of and schedules to this Agreement and reference to this Agreement includes its schedules;

(d)	a reference to a law or regulation or any provisions thereof is to be construed as a reference to such law, regulation or provisions as the same may have been, or may from time to time hereafter be, amended or re-enacted; and

(e)	words importing the singular shall include the plural and vice versa; words importing a masculine gender also include the feminine gender and words importing persons or shareholders also include corporations, partnerships, associations and any other organised groups of persons whether incorporated or not.

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1.3	Clause headings

Clause headings are for ease of reference only.

2.	Share Transfer

The Seller agrees to sell to the Buyer and the Buyer agrees to acquire from the Seller 2,986,304 Ordinary Shares (the “Sale Shares”) with effect as of the date on which the consummation of the purchase and sale of the Purchase Shares under the Subscription Agreement (the “Transfer Date”)

3.	Consideration

The amount payable by the Buyer to the Seller for the Sale Shares shall be US$86,524,123 (the “Purchase Price”)

Within one (1) Business Day following the Transfer Date, the Buyer shall pay 90% of the Purchase Price (being US$77,871,711) by wire transfer in immediately available funds to an account designated by the Seller.

The remaining 10% of the Purchase Price (being US$8,652,412) (the “Holdback Amount”) shall by paid by the Buyer to the Seller pursuant to the terms of Schedule 1 (PRC Tax Reporting) hereto. Each Party agrees to be bound by and comply with Schedule 1 which shall form an integral part of this Agreement.

4.	Deliveries

(a)	At the Transfer Date, the Seller shall deliver to the Buyer:

(1)	evidence that all such share certificates in respect of the Sale Shares in the name of the Seller (if applicable) have been duly cancelled by the Company;

(2)	instruments of transfers duly executed by the Seller in respect of the Sale Shares in favour of the Buyer;

(3)	a certified scanned copy of the updated register of members of the Company (certified to be a true copy by the registered agent of the Company) reflecting the Buyer as the holder of the Sale Shares, together with a scanned copy of the share certificate(s) in respect of the Sale Shares in the name of the Buyer; and

(4)	a copy of the resolutions of the board of directors of the Seller authorising the sale of the Sale Shares under this Agreement.

(b)	At the Transfer Date, the Buyer shall deliver to the Seller instruments of transfer duly executed by the Buyer in respect of the Sale Shares.

5.	Conditions Precedent

The obligation of the Buyer to purchase the Sale Shares at the Transfer Date is, unless otherwise waived in writing by the Buyer, subject to the fulfilment, to the satisfaction of the Buyer of the following conditions on or prior to the Transfer Date:

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5.1	The representations and warranties made by the Seller in clause 6 hereof shall be true and correct and complete (and not misleading) when made, and shall be true and correct and complete (and not misleading) as of the date of this Agreement and the Transfer Date, with the same force and effect as if they had been made on and as of each such date, subject to the changes (if any) expressly contemplated by this Agreement.

5.2	The Seller shall have obtained any and all approvals and waivers from the relevant governmental authority or any other person necessary or appropriate for the consummation of the transactions contemplated by this Agreement.

5.3	All corporate and other proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in substance and form to the Buyer, and the Buyer shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request as at the Transfer Date.

5.4	The transactions contemplated by the Subscription Agreement shall have been consummated.

6.	Representations and Warranties

6.1	The Seller hereby represents and warrants to the Buyer that at the Transfer Date:

(a)	The Seller has full beneficial and legal ownership of the Sale Shares, which are validly issued, fully paid up, free of all pledges, liens, encumbrances and any other restriction of any kind.

(b)	The Seller is a validly organised and existing company under the laws of the place of its incorporation and it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(c)	The execution and the performance of this Agreement by the Seller have been duly authorised by the Seller and no further corporate action on the part of the Seller is necessary to authorise this Agreement and/or its performance.

6.2	The Buyer hereby represents and warrants to the Seller that as of the Transfer Date:

(a)	The Buyer is a validly organised and existing company under the laws of the place of its incorporation and it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)	The execution and the performance of this Agreement by the Buyer have been duly authorised by the Buyer and no further corporate action on the part of the Buyer is necessary to authorise this Agreement and/or its performance.

7.	No Waiver

No failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered, or operate as, a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

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8.	Entire Agreement

This Agreement contains the entire understanding of the Parties with respect to the subject matter contained herein, supersedes and cancels all prior agreements with respect hereto.

9.	Amendments and Termination

9.1	This Agreement may only be amended or supplemented by a written agreement signed by the Parties.

9.2	This Agreement may be terminated (i) by mutual agreement of the Parties hereto, or (ii) at the election of any non-breaching Party hereto by serving a written notice to the other Parties if the consummation of the purchase and sale of the Purchase Shares under the Subscription Agreement does not occur on or prior to May 31, 2018. Such termination under this clause 9.2 shall be without prejudice to any claims for damages or other remedies that the Parties may have accrued under this Agreement or applicable laws.

10.	Assignment

Neither Party may assign any of its rights under this Agreement without the written consents of the other Party.

11.	Severability

If one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected and any invalid provision shall be deemed to be severable from this Agreement. Each of the Parties agrees in such case to use their best efforts to negotiate in good faith a legally valid and economically equivalent replacement provision.

12.	Costs

Each Party shall bear its own costs, fees and expenses incurred in the negotiation, execution or performance of this Agreement and any matter contemplated by it.

13.	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

14.	Governing Law and Dispute Resolution

14.1	Governing Law

This Agreement shall be governed by the laws of Hong Kong, without giving effect to any principles of conflict of laws.

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14.2	Dispute Resolution

(a)	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (the “Dispute”), shall be resolved through consultation between the parties thereto. Such consultation shall begin immediately after one party to the Dispute has delivered to the other parties thereto a written request for such consultation (the “Request for Consultation”). If within thirty (30) days following the date on which the Request for Consultation is delivered the Dispute cannot be resolved, any party to such Dispute may apply for the Dispute to be settled by arbitration.

(b)	The Dispute shall be submitted to HKIAC and resolved in accordance with the Arbitration Rules of the HKIAC in force at the relevant time and as may be amended by the rest of this clause. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of one arbitrator to be appointed by HKIAC. The sole arbitrator appointed by HKIAC shall have experience in handling China cross-border financing disputes. In the course of arbitration, all the Parties shall continue to implement the terms of this Agreement, except for those matters subject to arbitration. The award of the arbitration tribunal shall be final and binding upon the disputing parties from the day it is made, and any party to the award may apply to a court of competent jurisdiction for enforcement of such award. The law of this arbitration clause shall be the laws of Hong Kong. The seat of arbitration shall be Hong Kong.

(c)	Notwithstanding the above, the Parties hereby consent to and agree that, in addition to any recourse to arbitration as set out above, any Party may, to the extent permitted under the laws of the jurisdiction in question where application is made, seek a temporary or permanent injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the applicable laws of Hong Kong, a court or authority hearing an application for injunctive relief may apply the law of the jurisdiction where the court or other authority is located in determining whether to grant the injunction.

15.	Notice

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given to any other Party (a) when hand delivered to such other Party; or (b) five (5) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the Parties as set forth below provided that the sending Party receives a confirmation of delivery from the delivery service provider, or (c) where such notice, request, waiver and other communication is given by e-mail, delivery shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient provided that the transmission of the e-mail can be proven conclusively.

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To the Buyer:
c/o Alibaba Group Services Limited
Attention:	General Counsel
Address:	26th Floor, Tower One, Time Square, 1 Matheson Street, Causeway Bay, Hong Kong
Email:	legalnotice@hk.alibaba-inc.com

To the Seller:
c/o Jumei International Holding Limited
Attention:	Leo Ou Chen
Address:	20th Floor, Tower B, Zhonghui Plaza, 11 Dongzhimen South Road, Dongcheng District, Beijing 100007, People’s Republic of China
Email:	Email: leochen@jumei.com

[Remainder of page remains intentionally blank and signature page follows]

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IN WITNESS WHEREOF, the legal or duly authorized representative of the Parties hereto have executed this Agreement as of the day and year herein above first written.

JUMEI INTERNATIONAL HOLDING LIMITED

By:	/s/ Leo Ou Chen
Name:	Leo Ou Chen
Title:	Authorized Signatory

Signature Page to the Share Transfer Agreement of BabyTree Group

IN WITNESS WHEREOF, the legal or duly authorized representative of the Parties hereto have executed this Agreement as of the day and year herein above first written.

Taobao China Holding Limited

By:	/s/ Wang Liang
Name:	Wang Liang
Title:	Authorized Signatory

Signature Page to the Share Transfer Agreement of BabyTree Group

Schedule 1
PRC Tax Reporting

In this Schedule:

“Affiliate”	means (a) with respect to any person that is an individual, his or her Immediate Family Members and (b) with respect to any person that is not an individual, any other person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such person;

“Bulletin No. 7”	means Bulletin No. 7 issued by the PRC State Administration of Taxation on February 3, 2015, titled “Bulletin on Certain Questions relating to the Enterprise Income Tax of Indirect Transfers of Assets by Non-Resident Enterprises (关于非居民企业间接转让财产企业所得税若干问题的公告)”, and any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof;

“Control”	of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of a majority of the board of directors (or similar governing body) of such person, and “Controls”, “Controlled by” and “under common Control” shall be construed accordingly; and

“Governmental Authority”	means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government.

“Immediate Family Members”	means, with respect to any natural person, (a) such person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Tax”	means (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above.

1.	The Parties hereby acknowledge, covenant and agree that (i) the Buyer shall have no obligation to pay any Tax of any nature that is required by applicable laws to be paid by the Seller or any of its Affiliates or any of their respective direct and indirect partners, members and shareholders arising out of the transactions contemplated by this Agreement, and (ii) the Seller agrees to bear and pay any Tax of any nature that is required by applicable laws to be paid by it arising out of the transactions contemplated by this Agreement.

2.	The Seller shall engage and authorise one of the “Big 4” accounting firms (the “Reporting Agent”) at its own cost to, and shall cause the Reporting Agent to, as soon as possible after the date hereof, and in any event within thirty (30) days after the date hereof, duly and properly make with the applicable PRC Tax authority (being the competent PRC Tax authority to which such Tax reporting is to be made pursuant to applicable laws (the “Relevant PRC Tax Authority”) the relevant Tax reporting pursuant to (and shall make such reporting and disclosures in accordance with the requirements of) Bulletin No. 7 in connection with the transactions contemplated by this Agreement (the foregoing transactions, collectively, the “Reporting Transactions”), and shall (x) permit the Buyer to make a joint reporting with the Seller in respect of the Reporting Transactions if the Buyer so elects, provided however in such case, the contents of the Tax reporting shall be finally determined by the Seller having, acting reasonably, considered the comments from the Buyer. For the avoidance of doubt, joint reporting by the Seller and the Buyer shall be limited to the joint submission of the Tax reporting by the Buyer and the Seller and shall not include any meetings or discussions between the Buyer and its advisors on the one hand and any Relevant PRC Tax Authority on the other in relation to the transactions contemplated under this Agreement; (y) allow one representative of the Buyer or its tax advisor to accompany the Reporting Agent to the Relevant PRC Tax Authority’s offices to witness the Reporting Agent submitting such Tax reporting on behalf of the Seller and (z) unless the submission of such reporting is witnessed by a representative of the Buyer or its tax advisor provide the Buyer with adequate evidence (as specified below in this Schedule 1) that such Tax reporting has been made in accordance with applicable laws as soon as reasonably practicable. The Seller shall promptly submit, or cause the Reporting Agent to submit, all documents supplementally requested by the Relevant PRC Tax Authority in connection with such Tax reporting with a copy delivered to the Buyer, and the Seller shall cause the Reporting Agent to give regular updates to the Buyer as to the determination (and deliver to the Buyer assessment notices, if any, issued by the Relevant PRC Tax Authority in connection with such determination) and payment status of any Taxes assessed by the Relevant PRC Tax Authority in respect of the Seller in connection with the Reporting Transactions. For purposes of this paragraph 2, the following shall be adequate evidence that a Tax reporting has been made in respect of the Seller:

(A)	an acknowledgement or receipt in respect of the reporting by or on behalf of the Seller issued by the Relevant PRC Tax Authority or the original signature of an official of the Relevant PRC Tax Authority on the duplicate of the reporting documents submitted by or on behalf of the Seller; or

(B)	an original written confirmation issued by the Reporting Agent and executed by an authorised signatory thereof, attaching a copy of the reporting made and confirming that they have submitted the reporting on behalf of the Seller with the Relevant PRC Tax Authority in accordance with this paragraph 2, and confirming that the Relevant PRC Tax Authority has not issued any acknowledgement or receipt in respect of the reporting.

3.	The Seller shall cause the Reporting Agent to diligently follow up with the Relevant PRC Tax Authority on the Tax reporting of the Seller and shall promptly respond to any requests by the Relevant PRC Tax Authorities for additional information or materials and give regular updates to the Buyer as to any development in the assessment of any Taxes by the Relevant PRC Tax Authority. Without prejudice to the foregoing, if the Seller or any of its Affiliates receives any notice or demand from the Relevant PRC Tax Authority in respect of the Reporting Transactions, the Seller shall promptly provide a true and complete copy of such notice or demand to the Buyer and shall keep the Buyer reasonably and promptly informed of any appeals, contests or disputes (and the status thereof) the Seller may have with the relevant PRC tax authority in respect of such notice or demand.

4.	To the extent that the Seller is finally determined by the Relevant PRC Tax Authority to be required by Bulletin No. 7 to pay Taxes in connection with the Reporting Transactions (the “Selling Taxes”), the Seller shall promptly pay such Selling Taxes and shall provide the Buyer, as soon as reasonably practicable, with acceptable evidence that such Selling Taxes have been paid. For purposes of this paragraph 4, only a receipt of payment issued by the Relevant PRC Tax Authority (the “Tax Payment Receipt”) shall constitute acceptable evidence that the Selling Taxes have been paid in respect of the Seller.

5.	(A)	The Seller shall indemnify and hold harmless, on an after-tax basis, the Buyer forthwith on demand from and against all Selling Taxes (pursuant to Bulletin No. 7) and all costs, expenses, demands, liabilities, losses and damages incurred or suffered by the Buyer arising or resulting from or in connection with any default or breach by the Seller of any of its obligations under this Schedule 1.

(B)	In the event that (a) the Seller is not finally determined by the Relevant PRC Tax Authority to be required by Bulletin No. 7 to pay Taxes in connection with the Reporting Transactions; (b) the Seller is entitled to Tax exemption, Tax reduction or other preferential Tax treatment pursuant to which the Seller does not pay, or does not pay in full, Taxes in connection with the Reporting Transactions otherwise required to be paid pursuant to Bulletin No. 7; and/or (c) the Relevant PRC Tax Authority regards the cost basis of any future sale of any Sale Shares by the Buyer as lower than the actual cost of acquisition of the relevant Sale Shares by the Buyer under this Agreement, the Seller shall indemnify and hold harmless, on an after-tax basis, the Buyer forthwith on demand for all costs, expenses, demands, liabilities, losses and damages incurred or suffered by the Buyer arising or resulting from or in connection with (i) the absence of a final determination referred to in sub-paragraph (a) above; (ii) the entitlement, non-payment or shortfall in payment referred to in sub-paragraph (b) above; and/or (iii) the lower cost basis adopted by the Relevant PRC Tax Authority referred to in sub-paragraph (c) above.

6.	Release of Holdback Amount

The Holdback Amount shall be released as follows:

(A)	If the Seller has been requested by the Relevant PRC Tax Authority to pay any Selling Taxes, then, at any time after the Relevant PRC Tax Authority’s assessment of the Selling Taxes arising hereunder in respect of the Seller has been accepted by the Seller or has become final and non-appealable (such event, the “Final Tax Event” and the amount of such Taxes, the “Final Tax Amount”), the Seller shall be entitled to instruct the Buyer, accompanied by reasonable supporting evidence relating thereto, to release, out of the Holdback Amount within one (1) week of such duly issued instructions, (i) an amount equal to the Final Tax Amount, to the Relevant PRC Tax Authority (with a copy, certified as true by or on behalf of the Seller, of the Tax Payment Receipt to be delivered to the Buyer), and (ii) the remaining balance, if any, to the Seller.

(B)	If the Seller receives confirmation from the Relevant PRC Tax Authority that the Seller is not required to pay any Selling Taxes, the Seller shall be entitled to instruct the Buyer, accompanied by acceptable evidence relating thereto, to release the Holdback Amount to the Seller within one (1) week of such duly issued instructions. For the purpose for this paragraph 6(B), the following shall be acceptable evidence of confirmation by the Relevant PRC Tax Authority that the Seller is not required to pay any Selling Taxes:

(i)	an original written confirmation issued by the Relevant PRC Tax Authority and executed by an official of the Relevant PRC Tax Authority confirming that the Seller is not required to pay any Selling Taxes; or

(ii)	an original written confirmation (including minutes of the meeting(s)) issued by the Reporting Agent and executed by an authorised signatory thereof, confirming that (a) they have attended formal meeting(s) with the Relevant PRC Tax Authority together with at least one representative of the Buyer and/or its tax advisor, and (b) a competent tax official of the Relevant PRC Tax Authority has provided confirmation (orally or otherwise) at such meeting(s) that the Seller is not required to pay any Selling Taxes. For the avoidance of doubt, the contents of such original written confirmation issued by the Reporting Agent pursuant to this sub-paragraph 6(B)(ii) shall be reasonably acceptable to each of the Buyer and the Seller.

(C)	(i) If the Seller is liable to indemnify the Buyer under paragraph 5(B) of this Schedule 1 or (ii) (save in the event that a Final Tax Event has occurred) if the Seller is liable to indemnify the Buyer under paragraph 5(A) of this Schedule 1 with respect to any payment by the Buyer of Taxes pursuant to the request of a Relevant PRC Tax Authority in connection with the Reporting Transactions and ancillary costs and expenses, the Buyer shall be entitled to set off against the Buyer’s obligation to the Seller with respect to the Holdback Amount (in either case whether any such liability or obligation is present or future, liquidated or unliquidated and irrespective of the currency of its denomination) and may for such purpose convert or exchange any currency. The Buyer’s right to set-off under this paragraph 6(C) shall be without prejudice to any other right of set-off, abatement or deduction available to the Buyers whether under this Agreement or by status, at common law or equity.